Exhibit 10.4

TIME-BASED RESTRICTED STOCK UNIT AWARD
UNDER THE PROVISIONS OF
THE CONVERGYS CORPORATION
2018 LONG-TERM INCENTIVE PLAN

Name of Director:
Grant Date:
Number of Shares:
Vest Date:
Pursuant to the provisions of the Convergys Corporation 2018 Long-Term Incentive Plan (the “Plan”), the Board of Directors of Convergys Corporation (the “Board”) hereby grants you a time-based restricted stock unit award (the “Award”) that has a Grant Date, number of Shares and Vest Date as are noted above, subject to the terms of the Plan and your agreement to the following terms, conditions and restrictions of this Award Agreement (this “Award Agreement”).
1.    Delivery of Shares. Subject to and upon the terms, conditions and restrictions set forth in this Agreement (including the forfeiture provisions of Sections 2 and 3 below), Convergys Corporation (the “Company”) shall deliver to you the number of common shares, without par value, of the Company (the “Shares”) indicated above (together with dividend equivalents as provided in Section 5) either (i) within 30 days following the date you separate from service from the Company and its affiliates, or (ii) within 30 days following the Vest Date as indicated above, as applicable based on your [INSERT YEAR] TRSU Distribution Election Form, a copy of which is attached hereto. For purposes of this Section 1 and Section 3:

a.
you will be considered to “separate from service” with the Company and its affiliates on the date you have ceased to be a member of the Board and any contract or contracts under which all of your services for the Company and its affiliates are performed have expired (provided that the expiration of such contract or contracts constitutes a good faith and complete termination of your contractual relationship with the Company and its affiliates and the Company and its affiliates do not anticipate a renewal of the contractual relationship or your becoming an employee of the Company or any of its affiliates); and

b.
an “affiliate” of the Company means any entity that is considered a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code (the “Code”), but with such Code sections determined in accordance with the modifications described in the first sentence of Treasury Regulation 1.409A-1(h)(3).

2.    Forfeiture of Award. Notwithstanding the provisions of Section 1 hereof, your right to receive Shares that are the subject of this Award (and any dividend equivalents) shall be forfeited automatically and without further notice if you cease to be a member of the Board prior to the Vest Date for any reason other than your death, disability or retirement. For purposes of this Section 2 and the other provisions of this Award Agreement:

a.	“disability” means an illness or injury of yours which the Board determines prevents you from continuing to perform your duties as a member of the Board; and

b.
“retirement” means retirement after your having (I) attained the age specified in the retirement policy applicable to Board members, as amended from time to time, or (II) completed five years of service on the Board.

3.    Death, Disability or Retirement. Subject to the provisions of this Section 3, if you cease to be a member of the Board both prior to the Vest Date indicated above and due to your death, disability or retirement, this Award will become fully vested (i.e., vested as to all of the Shares covered by this Award) as of the date you so cease to be a Board member. Notwithstanding the foregoing, if you cease to be a member of the Board due to retirement less than one year from the date this Award is granted, this Award will become vested only with respect to the number of Shares covered by this Award that bears the same ratio as the number of days from the date of grant through the date of retirement bears to the number of days from the date of grant to the Vest Date. If this Award or any portion of this Award becomes vested in accordance with the provisions of this Section 3, then the number of Shares with respect to which this Award becomes vested under the provisions of this Section 3 will be delivered 30 days following the date you separate from service from the Company and its affiliates (together with dividend equivalents as provided in Section 5).
4.    Rights as a Shareholder. You shall not have any rights as a shareholder of the Company with respect to any Shares that may be deliverable hereunder unless and until such Shares have been delivered to you.
5.    Dividend Equivalents. Upon payment of any dividend on Shares occurring during the period commencing on the Grant Date and ending on the date all of the Shares subject to this Award have either been delivered under Section 1 or Section 3 of this Award Agreement or forfeited under Section 2 of this Award Agreement, the Company shall credit your dividend equivalents account, which the Company shall maintain on its books in your name, with an amount equal in value to the dividends that you would have received had you been the actual owner of the number of Shares subject to this Award that have not previously been delivered or forfeited on the date of the dividend. Your right to receive any dividend equivalents pursuant to this Award Agreement shall be subject to the same terms, conditions and restrictions (including forfeiture restrictions) as your right to receive the related Shares. In no event will earnings accrue on any amount credited to your dividend equivalents account. Your dividend equivalents account shall be distributed to you in cash at the time and to the extent the related Shares are delivered. Any portion of your dividend equivalents account relating to Shares that are forfeited under Section 2 of this Award Agreement shall be forfeited.
6.    Transferability. Your right to receive the Shares (and dividend equivalents) shall not be transferable nor assignable by you other than by will or by the laws of descent and distribution.
7.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws with respect to this Award; provided, however, notwithstanding any other provision of this Award Agreement, the Shares shall not be delivered if the delivery thereof would result in a violation of any such law. This Award is intended to be compliant with the provisions of Section 409A of the Code. This Award shall be construed, administered and governed in a manner that affects such intent, provided that the Company does not represent or guarantee that any particular federal or state income, estate or other tax consequences will occur because of this Award and the remuneration provided hereunder. In particular, if you are considered to be a “specified employee” for purposes of Section 409A of the Code on the date of your separation from service with the Company, then, to the extent required to comply with Section 409A of the Code, any delivery of Shares (and payment of dividend equivalents) on account of your separation from service shall be made no earlier than six months after your separation from service.
8.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Award Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Award Agreement without your consent.

9.    Severability. In the event that one or more of the provisions of this Award Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
10.    Relation to Plan. This Award Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Award Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of this Award.
11.    Successors and Assigns. Without limiting Section 6 hereof, the provisions of this Award Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.
12.    Governing Law. The interpretation, performance, and enforcement of this Award Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.